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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-25133 on Form N-14 of Prudential Allocation Fund of our reports on the financial statements of Prudential Allocation Fund-Balanced Portfolio and Prudential Allocation Fund-Strategy Portfolio dated September 16, 1996, which are incorporated by reference in and are a part of such Registration Statement, and to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
New York, New York
May 19, 1997